Exhibit 5.2

May 12, 2016

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

Re:	Rendezvous Pipeline Company, LLC – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Tesoro Logistics LP, a Delaware limited partnership (“Tesoro”), with respect to its indirect subsidiary Rendezvous Pipeline Company, LLC, a Colorado limited liability company (“Rendezvous”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-211228) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein and the prospectus supplement, dated May 9, 2016, filed with the Commission on May 11, 2016 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering pursuant thereto by Tesoro and Tesoro Logistics Finance Corp., a Delaware corporation (together with Tesoro, the “Issuers”), and certain direct and indirect wholly-owned subsidiaries of Tesoro listed as co-registrants thereto, including Rendezvous (collectively, the “Guarantors”), of $250 million aggregate principal amount of the Issuers’ 6.125% Senior Notes due 2021 (the “2021 Notes”) and $450 million aggregate principal amount of the Issuers’ 6.375% Senior Notes due 2024 (the “2024 Notes,” and together with the 2021 Notes, the “Debt Securities”) and guarantees of the Debt Securities by the Guarantors (such guarantees, including the related provisions of the Indentures (as defined below), the “Debt Securities Guarantees”).

The 2021 Notes are being issued pursuant to the Fifth Supplemental Indenture, dated as of May 12, 2016, among the Issuers, the Guarantors, and U.S. Bank National Association, as indenture trustee (the “Trustee,” and such supplemental indenture, the “2021 Notes Supplemental Indenture”), to the Indenture, dated as of August 1, 2013, among the Issuers, the guarantors party thereto, and the Trustee (as supplemented by the Third Supplemental Indenture, dated as of January 8, 2015, among the Issuers, the guarantors party thereto, and the Trustee, the “2021 Notes Base Indenture”). The 2024 Notes are being issued pursuant to the Indenture, dated as of May 12, 2016, among the Issuers, the Guarantors, and the Trustee (together with the 2021 Notes Base Indenture as supplemented by the 2021 Notes Supplemental Indenture, the “Indentures”).

Tesoro Logistics, LP

May 12, 2016

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indentures and the Debt Securities and Debt Securities Guarantees (collectively, the “Documents”), and such other documents, corporate records, certificates of officers of the Issuers and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuers, the Guarantors and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations set forth herein, we are of the opinion that:

1. Rendezvous is a validly existing limited liability company in good standing under the laws of the State of Colorado, and has all requisite limited liability company power to execute and deliver the Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by Rendezvous of the Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action. Each of the Documents to which it is a party has been duly executed and delivered by Rendezvous.

3. The execution and delivery by Rendezvous of the Documents to which it is a party and the performance of its obligations thereunder:

(i) do not and will not violate the articles of organization or operating agreement of Rendezvous; and

(ii) do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Colorado under, any law, rule or regulation of the State of Colorado applicable to Rendezvous that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Registration Statement.

Tesoro Logistics, LP

May 12, 2016

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Colorado. This opinion is limited to the effect of the current state of the laws of the State of Colorado and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP